Exhibit 4.4

 EXHIBIT “A”

THE POWERS, PREFERENCES, RIGHTS AND LIMITATIONS
OF THE SERIES OF THE PREFERRED STOCK
OF
IMEDICOR, INC.

DESIGNATED
SERIES A PREFERRED STOCK

The series designated "Series A Preferred Stock" of the Company’s Preferred Stock, to be issued as the Board of Directors may determine, shall have the following preferences, rights and limitations in addition to those applicable generally to the Preferred Stock of the Company:

1.           Number of Authorized Shares in Series.  There shall be a total of 28 authorized shares of Series A Preferred Stock.

2.           Priority.  The Series A Preferred Stock shall have a priority ranking superior to the Common Stock of the Company and all other series of Preferred Stock of the Company with respect to payment of dividends and upon dissolution, liquidation and winding-up of the Company.

3.           Dividends.  Holders of shares of Series A Preferred Stock shall be entitled to receive, when declared by the Board of Directors, out of funds and assets of the Company legally available therefore, dividends declared on the Company’s Common Stock on an “as converted” basis.  By way of example, if all 28 shares of the Series A Preferred Stock have been issued and are outstanding, the holders of the Series A Preferred Stock shall be entitled to receive 28% of the aggregate dividend declared on the Common Stock and Series A Preferred Stock.

4.           Conversion.  Each share of Series A Preferred Stock shall be convertible/converted into one (1%) percent of the Outstanding Common Stock Equivalents of the Company at the time of conversion, subject to readjustment as provided herein below, without the payment of any additional consideration by the holder thereof, as follows:

(a)	at the option of the holder thereof at any time after the 12 month anniversary of the issuance of such share; or

(b)
at the option of the Company on or after the date (“Trigger Date”) that is ten (10) days after the Company gives written notice to the holders thereof that the Company has raised at least $10,000,000 in a single or coordinated series of transactions, which notice specifies the particulars of such capital raise transaction(s).

For purposes of this Section 4, the term “Outstanding Common Stock Equivalents of the Company” means the sum of (i) the number of shares of Common Stock outstanding on the date of conversion, plus (ii) the number of additional shares of Common Stock that would be outstanding if all of the Series A Preferred Stock is converted on the date of conversion, plus (iii) the number of additional shares of Common Stock that would be outstanding if all outstanding options and warrants to purchase shares of the Company’s Common Stock having exercise prices less than ten (10) times the average closing price per share of the Company’s Common Stock for the ten trading days immediately prior to the date of conversion.  The purpose of this definition is that upon the simultaneous conversion of all 28 shares of Series A Preferred Stock, the holder of each share of Series A Preferred Stock would own 1% of the post conversion Common Stock outstanding assuming that all options and warrants described above are also exercised.  However, nothing herein requires all of the Series A Preferred Stock to be converted simultaneously, and if less than all of said shares are converted, the number of shares of Common Stock to be issued shall be determined as though all outstanding shares of Series A Preferred Stock are simultaneously converted.

The holder of a share or shares of Series A Preferred Stock may exercise the conversion right in subparagraph (a) above by delivering to the Company during regular business hours, at the principal office of the Company, or at any of such other places as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Company (if required by it), accompanied in any event by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.  Conversion shall be deemed to have been effected on the date when such delivery is made, or in the case of conversion pursuant to subparagraph (b) above on the date specified by the Company in its notice of conversion, and such date is referred to herein as the "Conversion Date."  As promptly as practicable thereafter the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check in respect of any fraction of a share provided below.  The person in whose name the certificate or certificates for the shares of Common Stock are to be issued (that is the person designated if the conversion is elective under subparagraph (a) above, or the holder of the Series A Preferred Stock in the case of a conversion under subparagraph (b) above) shall be deemed to have become a holder of Common Stock of record on the Conversion Date unless the transfer books of the Company are closed on that date, in which event such person shall be deemed to have become a holder of  Common Stock of record on the next succeeding date on which the transfer books are open, but the conversion rate shall be that in effect on the Conversion Date.

The issuance of shares of Common Stock on conversion of Series A Preferred Stock shall be without charge to the converting holder of Series A Preferred Stock for any fee, expense or tax in respect of the issuance therefore, but the Company shall not be required to pay any fee, expense or tax which may be payable with respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of record on the books of the Company of the shares of Series A Preferred Stock converted, and the Company shall not, in any such case, be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such fee, expense or tax or shall have established to the satisfaction of the Company that such fee, expense or tax has been paid.

The number of shares of Common Stock deliverable upon conversion of each share of Series A Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

(i)  Merger, Sale of Assets, Consolidation.  If the Company at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other entity, the Series A Preferred Stock shall thereafter evidence the right to be converted into capital stock in such number and kind of securities and/or such property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of the Series A Preferred Stock shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

(ii)  Reclassification.  If the Company at any time shall, by subdivision, combination reclassification of securities or otherwise, change any of the securities then issuable upon the exercise of the conversion right associated with the Series A Preferred Stock into the same or a different number of securities of any class or classes, the Series A Preferred Stock shall thereafter evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the conversion right immediately prior to such subdivision, combination, reclassification or other change.

The Company shall at all times keep available for issue and delivery the full number of shares of Common Stock or other securities into which all outstanding shares of Series A Preferred Stock are convertible.

No certificate for a fraction of a share of Common Stock shall be issued upon any conversion, but in lieu of any fractional share that would otherwise be required to be issued in accordance with the foregoing provisions, the Company shall make a cash payment for any such fractional share interest based upon a value for such Common Stock equal to the average closing market price of a share of the Company’s Common Stock for ten (10) trading days prior to the conversion date.

5.           Voting.  The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon matters submitted to shareholders for a vote, in the same manner and with the same effect as the holders of shares of Common Stock, voting together with the holders of Common Stock as a single class to the extent permitted by law.  Holders of Series A Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which such Series A Preferred Stock is convertible.

So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written consent of the holders of at least two thirds of the aggregate number of shares at the time outstanding of the Series A Preferred Stock:

(i) authorize, create or increase any class of capital stock ranking equal or prior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding-up; or

(ii) alter or change any of the powers, preferences or special rights given to the Series A Preferred Stock so as to affect the same adversely.

6.           Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders on the basis as though the Series A Preferred Stock had been converted to Common Stock as described above, provided that no ‘out-of-the-money’ options or warrants shall be deemed to have been exercised in determining the Common Stock equivalent for the Series A Preferred Stock.

Neither the merger or consolidation of the Company into or with another corporation nor the merger or consolidation of any other corporation into or with the Company, nor the sale, transfer or lease of all or substantially all of the assets of the Company, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

5117\018\Series A Preferred Stock Description